Exhibit 99.1

Cartiga to Go Public as a Leading Litigation Finance Asset Management Platform via Business Combination with Alchemy Investments Acquisition Corp 1

Transaction Positions Cartiga to Recognize Scale from Prior Technology Investments as well as to Bolster Strategic Acquisition Opportunities

New York, NY, August 25, 2025 – Alchemy Investments Acquisition Corp 1 (“Alchemy”; Nasdaq: ALCY), a publicly traded special purpose acquisition company, today announced that it has entered into a definitive business combination agreement (the “BCA”) with Cartiga, LLC (“Cartiga” and together with Alchemy, the “Parties”), a leading data driven, tech forward asset management platform for investing in legal claims and law firms.

Transaction Highlights

•	The proposed business combination (the “Business Combination”) is designed to leverage Cartiga’s 20+ year investment track record, proprietary database of over 250,000 individual litigation-linked asset fundings diversified across 8,000+ unique lawyers and law firms, and over $20 million of IT and product development investments since 2020 and to position Cartiga to utilize public currency to drive growth and acquire complementary businesses

•	The Business Combination is subject to customary closing conditions.

•	The Board of Directors of Alchemy and Board of Managers of Cartiga have both unanimously approved the Business Combination.

Leadership Commentary

Mr. Mattia Tomba, Co-CEO of Alchemy, said, “At Alchemy, we specialize in unlocking under-explored private-credit opportunities and delivering capital solutions that help companies scale and, when appropriate, access the public markets. We believe Cartiga is exceptionally well situated to capitalize on growing opportunities to invest in the legal services sector, a $300bn+ market representing ~1.4% GDPi which has historically been underpenetrated by traditional sources of capital. We look forward to supporting Cartiga as it pursues its next phase as a public company.”

Cartiga’s CEO, Mr. Sam Wathen, remarked, “Accessing the public markets in partnership with Alchemy will position us to leverage our data platform and market distribution to accelerate growth, expand our product suite, and deepen our capital and service-based partnerships with law firms.”

About Cartiga, LLC

Cartiga is a leading data driven, tech forward asset management platform for investing in legal claims and law firms. Cartiga leverages proprietary data and advanced analytics to seek attractive risk adjusted returns by providing capital and other services to law firms and their clients. With over 20 years of investment experience, Cartiga has deployed more than $1.6 billion in legal sector investments and financially participated in matters generating in excess of $20 billion in estimated settlement values for affiliated law firms and clients.

Advisors to Cartiga

B. Riley Securities served as exclusive financial advisor to Cartiga. Nelson Mullins Riley & Scarborough LLP served as legal counsel to Cartiga.

About Alchemy Investments Acquisition Corp 1

Alchemy is a “special purpose acquisition company” or “SPAC,” commonly known as a blank-check company, incorporated under the laws of the Cayman Islands as an exempted company for the purpose of completing a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses, with a focus on companies acquiring, processing, analyzing, and utilizing data acquired from a variety of systems and sources.

Advisors to Alchemy

Keefe, Bruyette and Woods, A Stifel Company, served as exclusive financial advisor to Alchemy. Loeb & Loeb LLP served as legal counsel to Alchemy.

Important Information and Where To Find It

This press release is provided for information purposes only and contains information with respect to a potential Business Combination described herein. Alchemy Acquisition Holdings, Inc. intends to file relevant materials with the SEC, including a Registration Statement on Form S-4, that includes a preliminary proxy statement/prospectus, and when available, a definitive proxy statement and final prospectus. Promptly after filing any definitive proxy statement with the SEC, Alchemy will mail the definitive proxy statement and a proxy card to each shareholder entitled to vote at the Extraordinary Meeting relating to the transaction. INVESTORS AND SHAREHOLDERS OF ALCHEMY ARE URGED TO READ THESE MATERIALS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS IN CONNECTION WITH THE TRANSACTION THAT ALCHEMY FILES WITH THE SEC IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT ALCHEMY, CARTIGA AND THE BUSINESS COMBINATION. Any definitive proxy statement, preliminary proxy statement and other relevant materials in connection with the transaction (if and when they become available), and any other documents filed by Alchemy with the SEC, may be obtained free of charge at the SEC’s website (www.sec.gov).

Participants in the Solicitation

Alchemy and its directors and executive officers may be deemed participants in the solicitation of proxies from Alchemy’s shareholders with respect to the Business Combination. A list of the names of those directors and executive officers and a description of their interests in Alchemy will be included in the proxy statement for the proposed Business Combination and be available at www.sec.gov. Information about Alchemy’s directors and executive officers and their ownership of ordinary shares is set forth in Alchemy’s final prospectus, dated as of May 4, 2023, and filed with the SEC (File No. 333-268659) on May 5, 2023, as modified or supplemented by any Form 3 or Form 4 filed with the SEC since the date of such filing. Additional information regarding the interests of the participants in the proxy solicitation will be included in the proxy statement for the proposed Business Combination when it becomes available. These documents can be obtained free of charge at the SEC’s website (www.sec.gov).

Cartiga and its managers and executive officers may also be deemed to be participants in the solicitation of proxies from the shareholders of Alchemy in connection with the proposed Business Combination. A list of the names of such managers and executive officers and information regarding their interests in the proposed Business Combination will be included in the proxy statement for the proposed Business Combination when it becomes available.

Forward-Looking Statements

This press release contains certain “forward-looking statements”. Forward-looking statements can be identified by words such as: “target,” “believe,” “expect,” “will,” “shall,” “may,” “anticipate,” “estimate,” “would,” “positioned,” “future,” “forecast,” “intend,” “plan,” “project,” “outlook” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Examples of forward-looking statements include, among others, statements regarding the proposed transactions contemplated by the BCA, including the benefits of the Business Combination, integration plans, expected synergies and revenue opportunities, anticipated future financial and operating performance and results, including estimates for growth, the expected management and governance of the combined company, and the expected timing of the Business Combination. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on the Parties’ managements’ current beliefs, expectations and assumptions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Actual results and outcomes may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause actual results and outcomes to differ materially from those indicated in the forward-looking statements include, among others: (a) the occurrence of any event, change, or other circumstances that could give rise to the termination of the BCA; (b) the outcome of any legal proceedings that may be instituted against the Parties following the announcement of the BCA and the transactions contemplated therein; (c) the inability to complete the proposed Business Combination, including due to failure to obtain approval of the shareholders of Alchemy or members of Cartiga, certain regulatory approvals, or satisfy other conditions to closing in the BCA; (d) the occurrence of any event, change, or other circumstance that could give rise to the termination of the BCA or could otherwise cause the transaction to fail to close; (e) the failure to meet the minimum cash requirement of the BCA due to Alchemy shareholder redemptions and the failure to obtain replacement financings; (f) the inability to obtain or maintain the listing of securities on Nasdaq following the proposed Business Combination; (g) the risk that the proposed Business Combination disrupts current plans and operations as a result of the announcement and consummation of the proposed Business Combination; (h) the ability to recognize the anticipated benefits of the proposed Business Combination, which may be affected by, among other things, competition, the ability of Cartiga to grow and manage growth profitably, and retain its key employees; (i) costs related to the proposed Business Combination; (j) changes in applicable laws or regulations; (k) the possibility that Alchemy or Cartiga may be adversely affected by other economic, business, and/or competitive factors; (l) risks relating to the uncertainty of the projected financial information with respect to Cartiga; (m) risks related to the organic and inorganic growth of Cartiga’s business and the timing of expected business milestones; (n) the amount of redemption requests made by Alchemy’s shareholders; and (o) other risks and uncertainties indicated from time to time in any prospectus that includes a preliminary proxy statement/prospectus, and if and when available, a definitive proxy statement and final prospectus relating to the proposed Business Combination, including those under “Risk Factors” therein, and in Alchemy’s other filings with the SEC. Alchemy cautions that the foregoing list of factors is not exclusive. The Parties caution readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made. The Parties do not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in their expectations or any change in events, conditions, or circumstances on which any such statement is based, whether as a result of new information, future events, or otherwise, except as may be required by applicable law. Neither Alchemy nor Cartiga gives any assurance that either Cartiga or Alchemy, or the combined company, will achieve its expectations.

No Offer or Solicitation

This press release shall not constitute an offer to sell, or a solicitation of an offer to buy, or a recommendation to purchase, any securities in any jurisdiction, or the solicitation of any vote, consent or approval in any jurisdiction in respect of the proposed Business Combination, nor shall there be any sale, issuance or transfer of any securities in any jurisdiction where, or to any person to whom, such offer, solicitation or sale may be unlawful under the laws of such jurisdiction. This press release does not constitute either advice or a recommendation regarding any securities. No offering of securities shall be made except by means of a prospectus meeting the requirements of the Securities Act of 1933, as amended, or an exemption therefrom.

Investor Relations Contacts:

Steven Wasserman

Mattia Tomba

Vittorio Savoia

info@alchemyinvest.co

+1 516 428 2816

i Source: Based on Legal Services Sector GDP concentration as per Bureau of Economic Analysis https://www.bea.gov/data/gdp/gdp-industry